SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         THE HALLWOOD GROUP INCORPORATED

             (Exact name of registrant as specified in its charter)

         DELAWARE                                        51-0261339

(State of incorporation or                              (IRS Employer
organization)                                         Identification No.)

3710 RAWLINS, SUITE 1500, DALLAS, TEXAS                     75219

(Address of principal executive offices)                  (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                   Name of each exchange on which
         to be so registered                   each class is to be registered

         NONE                                  NOT APPLICABLE

         Securities to be registered pursuant to Section 12(g) of the Act:

                            SERIES B PREFERRED STOCK,
                                 PAR VALUE $.10

                                 Title of Class




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ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.

         The Hallwood Group Incorporated (the "Company") has issued a class of preferred stock consisting of 250,000 shares to be designated as the Series B
Preferred Stock (referred to herein as the "Series B Preferred Stock"). Each share of the Series B Preferred Stock ranks equally in all respects and is subject to the following provisions:

         1.  Rank.

         The Series B Preferred Stock, with respect to dividend rights and rights upon liquidation, winding up and dissolution, ranks prior to all classes of the Company's Common Stock.

         2.  Dividends.

         (a) The holders of the Series B Preferred Stock are entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors of the Company (the "Board of Directors"), dividends in cash at a rate of $.20 per share per annum, provided, however, that the Board of Directors will declare a dividend on the Series B Preferred Stock annually in each of the first five years from and after the date of the original issuance of the shares of the Series B Preferred Stock (the "Original Issuance Date"). Such dividends
(i) accrue and are cumulative from the Original Issue Date through the conclusion of the fifth anniversary of the Original Issue Date, whether or not earned or declared and whether or not funds are legally available therefor, and
(ii) after the conclusion of such fifth anniversary, will not accrue, accumulate or be payable, unless and until declared by the Board of Directors.

         (b) Dividends declared pursuant to Section 2(a) above will be payable annually, in arrears, on March 1 of each year, to the holder of record on such respective dates as may be fixed by the Board of Directors in advance of payment of each such dividend. Dividends payable on the Series B Preferred Stock for any period less than a full year will be computed based on a 365-day year or 366-day year, as the case may be, and the actual number of days elapsed in the period for which payable. Any accumulation of such dividends on the Series B Preferred Stock not paid in full on the date fixed by the Board of Directors for payment of such dividends (the "Dividend Payment Date") bears simple interest at a rate of 9.0% per annum from the Dividend Payment Date until paid. All dividends paid with respect to shares of Series B Preferred Stock pursuant to Section 2(a) are paid pro rata to the holders of the Series B Preferred Stock. In the event that the funds of the Company legally available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable in any dividend period with respect to the Series B Preferred Stock, the amount of such legally available funds will be allocated for the payment of dividends with respect to the Series B Preferred Stock pro rata based upon the Liquidation Preference thereof (as defined in Section 4(a) below). At any time and from time to time thereafter when additional funds of the Company become legally available for the payment of dividends, such funds will be used to pay the balance of any accrued but unpaid dividends and any interest thereon.




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         (c) So long as any  shares  of the  Series  B  Preferred  Stock  remain outstanding, the Company will not declare or pay any cash dividend, make a cash distribution, or purchase, acquire, redeem, pay monies to the holders of, or set aside or make monies available for a sinking fund for the purchase or redemption of, any shares of common stock unless all accrued and unpaid dividends and interest in respect of the Series B Preferred Stock have been paid or declared and duly provided for.

         3.  Redemption.

         (a) Mandatory Redemption. On July 20, 2010, to the extent the Company has legally available funds therefor, the Company must redeem the remaining outstanding shares of Series B Preferred Stock, at a redemption price (hereinafter the "Redemption Price") of 100% of the Liquidation Preference per share, together with an amount equal to the sum of all accrued and unpaid dividends and interest thereon to such redemption date, in cash, and in the manner provided in subparagraphs 3(c)(1) through 3(c)(4) below; provided, however, that if there are insufficient legally available funds for redemption under this Section 3(a) at the redemption date, the Company must redeem all or part of the remainder of the shares of Series B Preferred Stock subject to redemption from time to time or as soon as the Company has sufficient funds which are legally available therefor until all such shares of Series B Preferred Stock have been redeemed.

         (b) Optional Redemption. The Company may redeem at any time, or from time to time, from any source of funds legally available therefor, in whole or in part, in the manner provided in subparagraphs 3(c)(1) through 3(c)(4) below, any and all shares of Series B Preferred Stock at a redemption price of 100% of the Liquidation Preference per share, together with an amount equal to the sum of all accrued and unpaid dividends and interest thereon to the date fixed for redemption.

         (c)  Procedure for Redemption.

                  (1) With respect to any redemption of fewer than all the outstanding shares of Series B Preferred Stock, the number of shares to be redeemed is to be determined by the Board of Directors and the shares to be redeemed will be selected by lot or pro rata as may be determined by the Board of Directors.

                  (2) Not less than thirty (30) nor more than ninety (90) days prior to the redemption date, written notice of the time and place of redemption (hereinafter, the "Redemption Notice") must be given to each holder of record of the Series B Preferred Stock so to be redeemed, addressed to such holder at his or its post office address as the same appears upon the books of the Company. The Redemption Notice must state: (i) the redemption date; (ii) the number of shares to be redeemed from such holder and the total number of shares of Series B Preferred Stock to be redeemed; (iii) the Redemption Price; and (iv) the place where certificates for such shares are to be surrendered for payment of the Redemption Price.




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                  (3) On or before the redemption date, each holder of shares of
         Series B Preferred Stock to be redeemed will present and surrender his or its certificate or certificates (endorsed in such manner as may be required by the Company, or not endorsed if not required by the Company) to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares will be paid to or on the order of such holder.

                  (4) In the event less than all the shares of Series B Preferred Stock represented by any such surrendered certificate are redeemed, a new certificate will be issued by the Company to the registered holder of such surrendered certificate representing the unredeemed shares.

         (d)      Effect of Redemption.

                  (1) The shares of Series B Preferred Stock which have been redeemed may not be reissued and each surrendered certificate will be canceled. The Company will from time to time cause all such shares redeemed to be retired in the manner provided by law. Such retired shares of Series B Preferred Stock will resume the status of authorized but unissued and non-designated shares of Preferred Stock of the Company.

                  (2) From and after the date fixed for redemption, (i) the shares of Series B Preferred Stock so designated for redemption will no longer be transferable on the books of the Company (except with the consent of the Company); (ii) such shares will not be deemed to be outstanding for any purpose whatsoever (unless default shall be made by the Company in payment of the Redemption Price); (iii) the holders thereof will cease to be stockholders with respect to such shares and will be entitled only to receive the Redemption Price thereof and (iv) dividends on the shares of Series B Preferred Stock so called for redemption will cease to accrue. If the Company defaults in making payment of the Redemption Price, then such shares so called for redemption and then unpaid will continue to be outstanding as if no such call for redemption had been made.

         4.  Rights on Liquidation, Dissolution, etc.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the shares of Series B Preferred Stock then outstanding are entitled to receive out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $4.00 for each share outstanding (the "Liquidation Preference"), plus an amount in cash equal to any and all accrued but unpaid dividends and interest thereon to the date fixed for liquidation, before any payment is made or any assets distributed to the holders of any of the stock of the Company ranking as to liquidation, dissolution or winding up junior to the Series B Preferred Stock. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and outstanding shares of securities ("Parity Securities") of the Company ranking on a parity with




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the Series B  Preferred  Stock as to  liquidation,  then the holders of all such shares will share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock are entitled were paid in full.

         (b) The sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Company or the merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, will not be deemed a dissolution, liquidation or winding up of the affairs of the Company for purposes of this Section 4.

         5.  Voting; Consent.

         (a) The holders of the shares of Series B Preferred Stock are not entitled to vote on matters which may be the subject of proper action by stockholders of the Company except as otherwise provided by law.

         (b) In any vote by the holders of Series B Preferred Stock as may be required by law, each holder of Series B Preferred Stock is entitled to one (1) vote for each share of Series B Preferred Stock.

         (c) No consent of holders of the Series B Preferred Stock is required for (i) the creation of any indebtedness of any kind of the Company, (ii) the creation of any class of stock of the Company subordinate, pari passu or senior to the Series B Preferred Stock as to the payment of dividends and upon liquidation of the Company, or (iii) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof.

         Except as expressly set forth herein, the holders of the Series B Preferred Stock have no other rights other than those provided by applicable Delaware law.

ITEM 2.           EXHIBITS.

I.       1.1      Specimen of the Preferred Stock Certificate

         1.2      Certificate  of  Designations,   Rights  and   Preferences  of
                  Preferred Stock of the Hallwood Group Incorporated

II.      Not applicable.




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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 3, 1997

                                   THE HALLWOOD GROUP INCORPORATED



                                   By:/s/Melvin J. Melle
                                      ---------------------------
                                      Melvin J. Melle
                                      Vice President, Chief Financial Officer
                                      and Secretary





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